Exhibit 99.1

BioDelivery Sciences and Endo Health Solutions Announce

Initiation of Enrollment in the Phase 3 Program

for BEMA Buprenorphine for Chronic Pain

Phase 3 program includes two efficacy studies – one in opioid naïve and one in opioid experienced patient populations

RALEIGH, N.C., and CHADDS FORD, Pa., Aug. 2, 2012 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) and Endo Health Solutions Inc. (Nasdaq: ENDP) today announced the initiation of the Phase 3 clinical program for BEMA Buprenorphine for the treatment of moderate to severe chronic pain. The Phase 3 program will consist of two efficacy studies, one in opioid naïve and one in opioid experienced subjects. Both studies are anticipated to be completed by late 2013 or early 2014.

Both studies are double-blind, randomized, placebo-controlled, enriched-enrollment studies in patients with chronic lower back pain. The studies have been designed through a cooperative effort between BDSI and Endo, along with input from the U.S. Food and Drug Administration (FDA). These two studies, along with an open-label safety study, comprise the Phase 3 program and the basis for a New Drug Application (NDA).

Based on the licensing agreement for BEMA Buprenorphine, BDSI will receive milestone payments from Endo at completion of study enrollment and database lock for each trial, and subsequently, for the acceptance of filing of the NDA by the FDA. These payments will total $30 million.

“We are very pleased to be back in the clinic with these two important pivotal studies and to have enrolled our first patient,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “This has been a tremendous cooperative effort between the teams at BDSI and Endo since January that we believe gives us the best chance of obtaining a positive clinical outcome. We continue to believe that BEMA Buprenorphine has the potential to address some of the important unmet needs in the treatment of chronic pain and look forward to expeditiously progressing the program forward.”

“With a long-standing history and success in developing innovative solutions for pain management, BEMA Buprenorphine represents a significant asset and a high priority program to Endo as we continue our commitment to serving as an integrated health solutions provider,” said Dr. Ivan Gergel, M.D., Executive Vice President, R&D and Chief Scientific Officer, Endo. “We are pleased to have the Phase 3 program now underway.”

About Endo

Endo Health Solutions Inc. (Endo) is a U.S.-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management, pelvic health, urology, endocrinology and oncology. Through our operating companies: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates maximum value for patients, providers and payers alike. Learn more at www.endo.com.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation with naloxone for the treatment of opioid dependence. BEMA Buprenorphine for chronic pain is licensed on a worldwide basis to Endo Pharmaceuticals. BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Endo Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

BioDelivery Sciences International Cautionary Note on Forward-Looking Statements

This press release, the conference presentation described herein, and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, with respect to clinical development program and timeline for BEMA Buprenorphine) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts

BioDelivery Sciences Contacts:

Brian Korb	Al Medwar
Senior Vice President	Vice President, Marketing & Corporate Development
The Trout Group LLC	BioDelivery Sciences
(646) 378-2923	(919) 582-9050
bkorb@troutgroup.com	amedwar@bdsi.com

Endo Contacts:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281